Pricing Supplement

Filed pursuant to Rule 424(b)(5)

Registration Statement Nos. 333-129157 and 333-129157-01

Pricing Supplement No. 9 Dated April 27, 2007

(To Prospectus dated March 15, 2006 and

Prospectus Supplement dated March 15, 2006)

CUSIP: 02003MBB9

Allstate Life Global Funding

Secured Medium Term Notes

Issued Through

Allstate Life Global Funding Trust 2007-5

The description in this pricing supplement of the particular terms of the Secured Medium Term Notes offered hereby (the “Notes”), the Funding Agreement(s) (specified below) issued by Allstate Life Insurance Company (“Allstate Life”) and deposited into Allstate Life Global Funding Trust 2007-5 (the “Trust”) by Allstate Life Global Funding (“Global Funding”) and the Funding Note (specified below) issued by Global Funding to the Trust supplements the description of the general terms and provisions of the notes, the funding agreements and the funding notes set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.

The Notes will represent the obligations of the issuing entity only and will not represent the obligations of, or interest in, any other person or entity, including Global Funding, Allstate Life or any of their respective affiliates. The Notes will constitute asset-backed securities within the meaning of Regulation AB under the Securities Act of 1933, as amended.

THE NOTES
Principal Amount: $400,000,000	Agent(s) Discount: 0.03000%
Issue Price: 100.00%	Original Issue Date: May 2, 2007
Net Proceeds to the Trust: $399,880,000	Stated Maturity Date: April 30, 2010
Specified Currency: U.S. Dollars	Depositary: The Depository Trust Company
Interest Payment Dates: The 2nd of each month, subject to the Modified Following Business Day Convention. The final Interest Payment Date will be the maturity date.	Interest Reset Dates: The 2nd of each month, subject to the Modified Following Business Day Convention.
Initial Interest Payment Date: June 2, 2007, subject to the Modified Following Business Day Convention.	Initial Interest Reset Date: June 2, 2007, subject to the Modified Following Business Day Convention.
Regular Record Date:	15 calendar days prior to the Interest Payment Date

Modified Following Business Day Convention:

If any Interest Payment Date or Interest Reset Date would otherwise be a day that is not a Business Day, such Interest Payment Date or Interest Reset Date, as the case may be, will be postponed to the next succeeding Business Day, except that, if such Business Day is in the succeeding calendar month, such Interest Payment Date or Interest Reset Date will be the immediately preceding Business Day. The final Interest Payment Date for the Notes will be the maturity date and interest for the final Interest Period will accrue from and including the Interest Payment Date immediately preceding the maturity date to but excluding the maturity date. If the maturity date would otherwise be a day that is not a Business Day, any payment of principal, premium, if any, and interest or other amounts, will be made on the immediately succeeding Business Day, and no additional interest will accrue in respect of the payment made on that next succeeding Business Day.

Business Day:

Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York, New York.

Fiscal Year of Trust (not applicable unless different than as specified in the prospectus and prospectus supplement):
Type of Interest Rate:	☐ Fixed Rate ☒ Floating Rate
Fixed Rate Notes:	☐ Yes ☒ No. If, Yes,
Interest Rate:
Floating Rate Notes:	☒ Yes ☐ No. If, Yes,
Regular Floating Rate Notes: Interest Rate: Interest Rate Basis(es):	☒ Yes ☐ No. If, Yes, Interest Rate Basis plus Spread See below
Inverse Floating Rate Notes: Fixed Interest Rate: Floating Interest Rate: Interest Rate Basis(es):	☐ Yes ☒ No. If, Yes,

Floating Rate/Fixed Rate Notes: Floating Interest Rate: Interest Rate Basis(es): Fixed Interest Rate: Fixed Rate Commencement Date:	☐ Yes ☒ No. If, Yes,
Initial Interest Rate, if any:

The Initial Interest Rate for the Notes offered by this Pricing Supplement will be the Interest Rate Basis plus the Spread determined on the 2nd London Banking Day preceding the Effective Date in accordance with the provisions of this Pricing Supplement and the Prospectus Supplements, subject to adjustment in accordance with the Modified Following Business Day Convention.

Interest Rate Basis(es). Check all that apply: ☐ CD Rate ☐ CMT Rate ☐ Commercial Paper Rate ☐ Constant Maturity Swap Rate ☐ Eleventh District Cost of Funds ☐ Federal Fund Open Rate	☐ Federal Funds Rate ☒ LIBOR ☐ EURIBOR ☐ Prime Rate ☐ Treasury Rate
If LIBOR:
LIBOR Page:	3750 (or any replacement page)
☒ LIBOR Moneyline Telerate (or any successor service):	☐ LIBOR Reuters:
LIBOR Currency:	U.S. Dollars
If CMT Rate:
Designated CMT Moneyline Telerate Page:	Not applicable
If CMT Moneyline Telerate Page 7052:	☐ Weekly Average ☐ Monthly Average
Designated CMT Maturity Index:	Not applicable
Index Maturity:	One month
Spread (+/-):	+0.04%
Spread Multiplier:	Not applicable
Interest Reset Date(s):	Each Interest Payment Date
Interest Determination Date(s):	The second London banking day preceding the related Interest Reset Date
Maximum Interest Rate, if any:	Not applicable

Minimum Interest Rate, if any:	Not applicable
Calculation Agent, if any:	The Bank of New York Trust Company, N.A.
Exchange Rate Agent, if any:	Not applicable
Computation of Interest (not applicable unless different than as specified in the prospectus and prospectus supplement):
Day Count Convention (not applicable unless different than as specified in the prospectus and prospectus supplement):
Amortizing Notes: Amortizing Schedule: Additional/Other Terms:	☐ Yes ☒ No. If, Yes,
Discount Notes: Total Amount of Discount: Initial Accrual Period of Discount: Additional/Other Terms:	☐ Yes ☒ No. If, Yes,
Redemption Provisions: Initial Redemption Date: Initial Redemption Percentage: Annual Redemption Percentage Reduction (if any):	☐ Yes ☒ No. If, Yes,
Redemption: Additional/Other Terms:	☐ In whole only and not in part ☐ May be in whole or in part
Repayment: Repayment Date(s): Repayment Price: Repayment:	☐ Yes ☒ No. If, Yes, ☐ In whole only and not in part ☐ May be in whole or in part
Additional/Other Terms:
Sinking Fund (not applicable unless specified):
Additional Amounts to be Paid for Withholding Tax (not applicable unless specified):
Securities Exchange Listing:	☐ Yes ☒ No. If Yes, Name of Exchange:
Authorized Denominations:	$1,000

Ratings:

The Notes issued under the Program are rated “AA” by Standard & Poor’s, a division of The Mc-Graw Hill Companies, Inc. (“S&P”). It is anticipated that Moody’s Investors Service, Inc. (“Moody’s”) will rate the Notes “Aa2” on the Original Issue Date.

Agent(s) Purchasing Notes as Principal:	☒ Yes ☐ No. If Yes,
Agent(s)	Principal Amount
Merrill Lynch, Pierce, Fenner & Smith Incorporated J.P. Morgan Securities Inc. Total:	$200,000,000 $200,000,000 $400,000,000
Agent(s) Acting as Agent:	☐ Yes ☒ No. If Yes,
Additional/Other Terms:	None
Special Tax Considerations:	None
THE FUNDING AGREEMENT(S)
Funding Agreement Issuer:	Allstate Life Insurance Company
Funding Agreement No.:	FA – 41100
Deposit Amount:	$400,000,000
Issue Price:	100.00%
Net Deposit Amount:	$399,880,000
Effective Date:	May 2, 2007
Specified Currency:	U.S. Dollars
Interest Payment Dates:	The 2nd of each month, subject to the Funding Agreement Modified Following Business Day Convention. The final Interest Payment Date will be the maturity date.
Initial Interest Payment Date:	June 2, 2007, subject to the Funding Agreement Modified Following Business Day Convention.
Interest Reset Dates:	The 2nd of each month, subject to the Funding Agreement Modified Following Business Day Convention.

Initial Interest Reset Date:	June 2, 2007, subject to the Funding Agreement Modified Following Business Day Convention.
Funding Agreement Modified Following Business Day Convention:

If any Interest Payment Date or Interest Reset Date would otherwise be a day that is not a Funding Agreement Business Day, such Interest Payment Date or Interest Reset Date, as the case may be, will be postponed to the next succeeding Funding Agreement Business Day, except that, if such Funding Agreement Business Day is in the succeeding calendar month, such Interest Payment Date or Interest Reset Date will be the immediately preceding Funding Agreement Business Day. The final Interest Payment Date for the Funding Agreement will be the maturity date and interest for the final Interest Period will accrue from and including the Interest Payment Date immediately preceding the maturity date to but excluding the maturity date. If the maturity date would otherwise be a day that is not a Funding Agreement Business Day, any payment of principal, premium, if any, and interest or other amounts, will be made on the immediately succeeding Funding Agreement Business Day, and no additional interest will accrue in respect of the payment made on that next succeeding Funding Agreement Business Day.

Funding Agreement Business Day:

Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York, New York.

Type of Interest Rate:	☐ Fixed Rate ☒ Floating Rate
Fixed Rate Funding Agreement:	☐ Yes ☒ No. If Yes,
Interest Rate:
Floating Rate Funding Agreement:	☒ Yes ☐ No. If Yes,
Interest Rate: Interest Rate Basis(es):	Interest Rate Basis plus Spread See below
Inverse Floating Rate Funding Agreement:	☐ Yes ☒ No. If Yes,
Fixed Interest Rate: Floating Interest Rate: Interest Rate Basis(es):

Floating Rate/Fixed Rate Funding Agreement:	☐ Yes ☒ No. If Yes,
Floating Interest Rate: Interest Rate Basis(es): Fixed Interest Rate: Fixed Rate Commencement Date:
Initial Interest Rate, if any:

The Initial Interest Rate for the Funding Agreement offered by this Pricing Supplement will be the Interest Rate Basis plus the Spread determined on the 2nd London Banking Day preceding the Effective Date in accordance with the provisions of this Pricing Supplement and the Prospectus Supplements, subject to adjustment in accordance with the Funding Agreement Modified Following Business Day Convention.

Interest Rate Basis(es). Check all that apply:
☐ CD Rate ☐ CMT Rate ☐ Constant Maturity Swap Rate ☒ LIBOR ☐ EURIBOR ☐ Prime Rate	☐ Commercial Paper Rate ☐ Eleventh District Cost of Funds Rate ☐ Federal Funds Open Rate ☐ Federal Funds Rate ☐ Treasury Rate
If LIBOR:
LIBOR Page:	3750 (or any replacement page)
☒ LIBOR Moneyline Telerate (or any successor service):	☐ LIBOR Reuters:
LIBOR Currency:	U.S. Dollars
If CMT Rate:
Designated CMT Moneyline Telerate Page:	Not applicable
If CMT Moneyline Telerate Page 7052:	☐ Weekly Average ☐ Monthly Average
Designated CMT Maturity Index:	Not applicable
Index Maturity:	One month
Spread (+/-):	+0.04%

Spread Multiplier:	Not applicable
Interest Reset Date(s):	Each Interest Payment Date
Interest Determination Date(s):	The second London banking day preceding the related Interest Reset Date
Maximum Interest Rate, if any:	Not applicable
Minimum Interest Rate, if any:	Not applicable
Calculation Agent, if any:	The Bank of New York Trust Company, N.A.
Day Count Convention:	Actual/360
Amortizing Funding Agreement: Amortizing Schedule: Additional/Other Terms:	☐ Yes ☒ No. If Yes,
Discount Funding Agreement: Total Amount of Discount: Initial Accrual Period of Discount:	☐ Yes ☒ No. If Yes,
Additional/Other Terms:
Redemption Provisions:	☐ Yes ☒ No. If Yes,
Initial Redemption Date:
Initial Redemption Percentage:
Annual Redemption Percentage Reduction (if any):
Redemption:	☐ In whole only and not in part ☐ May be in whole or in part
Additional/Other Terms:
Repayment:	☐ Yes ☒ No. If Yes,
Repayment Date(s): Repayment Price: Repayment:	☐ In whole only and not in part ☐ May be in whole or in part
Additional/Other Terms:
Sinking Fund (not applicable unless specified):
Additional Amounts to be Paid For Withholding Tax (not applicable unless specified):

Ratings:
The Funding Agreements issued under the Program are rated AA by S&P. It is anticipated that the Funding Agreement(s) will be rated Aa2 by Moody’s on the Original Issue Date.
Additional/Other Terms, if any:	None
Special Tax Considerations:	None
THE FUNDING NOTE
Funding Note Issuer:	Allstate Life Global Funding
Funding Note No.:	FA – 41100
Principal Amount:	$400,000,000

The Funding Note will otherwise have payment and other terms substantially similar to the Funding Agreement(s) and the Notes, except that the terms of the Funding Note will provide that it will be cancelled immediately upon the sale of, and deposit into, the Trust by Global Funding of the Funding Agreement(s).